EXHIBIT 23

     Report and Consent of Independent Registered Public Accounting Firm


The Board of Directors

Thomas Nelson:

The audits referred to in our report dated June 12, 2006, with respect to the consolidated financial statements of Thomas Nelson, Inc. and subsidiaries included the related financial statement schedule as of March 31, 2006, and for each of the years then ended, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 333-114491, 333-04503, 033-60615, 033-64695 and 033-40829) filed on
Forms S-3 or Forms S-8 of Thomas Nelson, Inc. of our reports dated
June 12, 2006, with respect to the consolidated balance sheets of Thomas Nelson, Inc. and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2006, the related financial statement schedule for each of the years in the three-year period ended March 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 and the effectiveness of internal control over financial reporting as of March 31, 2006, which reports appear in the March 31, 2006 annual report on form 10-K of Thomas Nelson, Inc.


/s/ KPMG LLP

KPMG LLP

Nashville, Tennessee
June 12, 2006